Exhibit 99.1
Reconciliation of forecasted twelve months ended December 31, 2007 net income to EBITDA.

	$145 MM	$155 MM
	Estimate	Estimate

	(in thousands)
Forecasted net income	47,909	57,909
Add:
Depreciation and amortization	41,731	41,731
Interest expense	55,360	55,360

EBITDA	$145,000	$155,000